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                                                                   Exhibit 10.30

                             RETROCESSION AGREEMENT

                               PERSONAL ACCIDENT &
                              OCCUPATIONAL ACCIDENT


                        QUOTA SHARE REINSURANCE AGREEMENT



                                     BETWEEN



                    TRENWICK AMERICA REINSURANCE CORPORATION

                   (hereinafter referred to as the "Company")



                                       AND



                               THE MEMBERS OF THE

                       AMERICAN ACCIDENT REINSURANCE GROUP

              (hereinafter referred to as the "Retrocessionaires")
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WHEREAS, TRENWICK AMERICA REINSURANCE CORPORATION ("Company") is the issuing
Company for the American Accident Reinsurance Group under a Participation and Management Agreement between the Company and the manager of the American Accident Reinsurance Group, DUNCANSON & HOLT (the "Contract Operator"); and

WHEREAS, the Company desires to retrocede a portion of their liability as the issuing Company in such Personal Accident and Occupational Accident reinsurance business produced, underwritten and administered by the Contract Operator; and

WHEREAS, the RETROCESSIONAIRES, as members of the American Accident Reinsurance Group, desire to reinsure the Company in those amounts designated as their participation percentage in Schedule "A" of the Participation and Management Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company, the Retrocessionaires, and the Contract Operator agree as follows:

ARTICLE I - INSURING CLAUSE

The Company agrees to cede and the Retrocessionaires agree to accept automatically, on an obligatory basis, 100% of the Company's Personal Accident and Occupational Accident Treaty reinsurance business which is produced, underwritten, bound and administered by the Contract Operator. The terms, conditions, and limitations of this Agreement and the Participation and Management Agreement shall determine the rights and obligations of the parties. The Participation and Management Agreement is incorporated herein by reference and binding upon the Retrocessionaires as if they were the Company to the extent of their participation percentage described in Schedule "A" of such Agreement. The Contract Operator agrees to furnish the Retrocessionaires with any material changes in the Participation and Management Agreement.

ARTICLE II - SCOPE OF AGREEMENT

This Agreement is solely between the Company and the Retrocessionaires. Performance of the respective obligations of each party under this Agreement shall be rendered solely to the other parties. However, in the instance of the insolvency of the Company, the liability of the Retrocessionaires shall be modified to the extent set forth in Article X entitled, "Insolvency." In no instance shall any Reinsured of the Company or any claimant against a Reinsured of the Company have any rights under this Agreement.

ARTICLE III - GENERAL CONDITIONS, DEFINITIONS, AND INTERPRETATIONS

a. Personal Accident and Occupational Accident reinsurance business - The term "business" shall have the meaning


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         described in Article II of the Participation and Management Agreement.
         The term "policy(ies)" shall mean the contracts, both treaty and facultative, of the Company affording reinsurance with respect to such business.

b. Reinsured - The term "Reinsured" shall mean original ceding client of the Company.

c. Errors and Omissions - The Retrocessionaires shall not be relieved of liability by reason of an error or omission by the Company or the Contract Operator in reporting any claim or loss on any business reinsured under this Agreement, provided the Company or Contract Operator attempts to rectify such error or omission after discovery.

d. Special Acceptance - Business which is beyond the terms, conditions or limitations of this Agreement may be submitted to the Retrocessionaires for special acceptance hereunder and such business, if accepted by the Retrocessionaires, shall be subject to all of the terms, conditions and limitations of this Agreement except as modified by the special acceptance.

e. Contract Operator - It is understood and agreed that the business subject hereunder is produced, underwritten, administered, and otherwise managed by Duncanson & Holt on behalf of the Company and the American Accident Reinsurance Group. It is further understood and agreed that this Agreement has been entered into in contemplation of the continuation of the Contract Operator performing the aforementioned duties.

f. Participation and Management Agreement - The contract and any exhibits, schedules, amendments and supplements thereto, entered into between the Company and the Contract Operator dated as of December 1, 1996 for reinsurance management services relating to the business reinsured by the Company and retroceded to the Retrocessionaires.

ARTICLE IV - RETROCESSIONAIRES' LIABILITY

All reinsurance provided hereunder shall be subject to the same clauses, terms and conditions, and endorsements as the Company's original reinsurance binders, certificates, policies or contracts, including any amendments, modifications, alterations and interpretations thereof, insofar as they relate to the business underwritten, produced, bound and administered by the Contract Operator pursuant to Article II, Section 3(a) and (b) of the Participation and Management Agreement covered hereunder. Each Subscribing Retrocessionaire shall follow the fortunes of the Company and shall be liable unconditionally for its quota share participation percentage (stated in Schedule "A" of the Participation and Management Agreement) of all claims, settlements, awards and loss adjustment expenses including declaratory judgment expenses under the terms and conditions or by way of compromise, including "ex gratia" payments, of business reinsured during the period this Agreement remains in force, including amounts assessed


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as extra-contractual damages against the Reinsured or the Company. The intent of this Agreement is that it shall apply to each Retrocessionaire to the extent of their proportion of liability as specified herein, and that each Retrocessionaires' liability to the Company under this Agreement is several and not joint.

ARTICLE V - REINSURANCE PREMIUM AND COMMISSION

The premium for the reinsurance provided hereunder shall be remitted by the Contract Operator and divided among the Retrocessionaires in the same proportion as their quota share participation percentage of the Company's liability less the following allowances due the company:

1.       a 1.5% override commission on the total premium ceded hereunder; and

2. the Retrocessionaires' quota share participation percentage of the: (i) original brokerage commission paid by the Company; (ii) governmental/regulatory assessments and surcharges; (iii) premium and other governmental taxes; and (iv) all fees, commissions and expenses charged by the Contract Operator.

ARTICLE VI - REPORTS AND REMITTANCES

Within sixty calendar days following completion of each quarter, the Contract Operator shall render accounts to the Retrocessionaires and the Company showing the gross participation of the Company, the identity of the Retrocessionaires for gross written premiums, the name of the Reinsured, the payment period corresponding with the premium collected by account (cash collected basis), losses paid and outstanding, date of loss, loss expenses paid and outstanding, salvage and subrogation, brokerage and override commissions. The Contract Operator will pay to the Retrocessionaires sixty days after the close of each quarter the net balance of the premium collected due the Retrocessionaires less applicable ceding allowances and Retrocessionaires' portion of paid losses at the same time the reports are rendered. Should there be a negative balance, the Retrocessionaires will pay such balance within sixty days from receipt of the report.

In addition, the Contract Operator shall furnish such other information as may be required by the Company and Retrocessionaires for the completion of their quarterly and annual statements and internal records. All reports shall be rendered on forms mutually acceptable to the Company and the Retrocessionaires.

ARTICLE VII - CLAIMS PAYMENTS AND LOSS ADJUSTMENT EXPENSE


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All payments of claims or losses by the Contract Operator under the terms and conditions of the reinsurance Agreements(s) of the Company, or by way of compromise, including ex gratia payments, shall be unconditionally binding on the Retrocessionaires. The Retrocessionaires shall reimburse the Company through the Contract Operator for the Retrocessionaires' portion of each payment in settlement of claims or losses made by the Contract Operator together with the Retrocessionaires' portion of the Company's loss adjustment expense payments, if any, all as apportioned between the parties in accordance with their participation percentage set forth in Schedule "A" of the Participation and Management Agreement. However, in the instance of the insolvency of the Company, the liability of the Retrocessionaires shall be modified to the extent set forth in Article X entitled, "Insolvency." The Contract Operator shall investigate and settle or defend all claims and losses.

Loss adjustment expense shall mean all expenses allocated by the Company, or the Contract Operator, to an individual claim or loss, in connection with the disposition of claims, losses or legal proceedings including investigation, negotiation and legal expenses (including expenses associated with policy coverage and declaratory judgment actions), court costs, and accrued interest.

The Retrocessionaires' liability for payments of claims or losses shall include any extra contractual, consequential, punitive, statutory, compensatory or exemplary damages awarded against the reinsured or the Company and legal expenses incurred by the reinsured or the Company in defense of action taken in connection therewith.

ARTICLE VIII - INSPECTION OF RECORDS

The Contract Operator shall allow the Retrocessionaires to inspect at all reasonable times during normal business hours those records of the Contract Operator relating to the business reinsured under this Agreement with respect to claims or losses which involve or are likely to involve the Retrocessionaires.

ARTICLE IX - INSOLVENCY

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claims. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Retrocessionaires of the pendency of a claim against the Company indicating the policy reinsured which claim would involve a possible liability on the part of the Retrocessionaires within a reasonable time after such


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claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Retrocessionaires may investigate such claim and interpose, at their own expense, in the proceedings where such claim is to be adjudicated any defense or defenses that they may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Retrocessionaires shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Retrocessionaires.

The reinsurance shall be payable by the Retrocessionaires to the Company or to its liquidator, receiver, conservator or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (a) where the Agreement specifically provided another payee of such reinsurance in the event of the insolvency of the Company, and (b) where the Retrocessionaires with the consent of the direct reinsured or reinsureds have assumed such policy obligations of the Company as direct obligations of the Retrocessionaires to the payees under such policies and in substitution for the obligations of the Company to such payees.

ARTICLE X - TERM AND CANCELLATION

This Agreement shall take effect for the twelve month period commencing 12:01 A.M. Eastern Standard Time on December 1, 1996 and shall remain in full force and effect until December 31, 1997 and, thereafter, it shall be automatically renewed for annual periods unless canceled as provided in this Agreement. This Agreement may be cancelled effective 12:01 AM Eastern Standard Time on January 1, 1998 or any subsequent January 1st by either party giving to the other at least one hundred fifty (150) days prior written notice by registered mail.

Unless otherwise agreed to by the parties hereto, in the event of termination, reinsurance coverage under this Agreement shall remain in force and the Retrocessionaires shall remain liable to the Company for all losses, including losses with a date of loss after the termination dates on all covered business in force at termination date. It is also agreed that the reinsurance with respect to all covered business in force on the date of termination of this Agreement shall continue until their natural expiration and/or any run-off. The Retrocessionaires shall remain liable for their share of losses on such covered business which commenced prior to the termination date of this Agreement.

In the event of cancellation by either of the parties, after a


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period of sixty (60) months from the cancellation date, the future disposition of the business reinsured under this Agreement will be determined by the Company. If the Company elects to portfolio transfer the business reinsured hereunder, the amount payable shall be a dollar for dollar transfer from the Retrocessionaires to the Company in an amount which is equal to the sum of: (I) 100% of the outstanding loss reserves, including incurred but not reported reserves and loss expense reserves, and (ii) unearned premium reserves net of acquisition costs. The amount payable upon a portfolio transfer shall be determined as of the termination date of the Agreement and the valuation of all liabilities surrendered shall be jointly determined by the Company and the Retrocessionaire and shall be binding on all parties.

ARTICLE XI - SERVICE OF SUIT

In the event of the failure of a Retrocessionaire to pay any amount claimed to be due hereunder, that Retrocessionaire, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States of America and will comply with all requirements necessary to give such court jurisdiction and all matter arising hereunder shall be determined in accordance with the law and practice of such court.

It is further agreed that service of process in such suit may be made upon the Contract Manager or the corporate secretary of any United States parent, affiliate or subsidiary companies of the Retrocessionaires (hereinafter, "agent for service of process"), and in suit instituted against a Retrocessionaire upon this Agreement, that Retrocessionaire will abide by the final decision of such court or of any appellate court in the event of an appeal. Service of suit upon the Contract Manager shall be deemed service on all Retrocessionaires named as parties in such suit.

The above-named are authorized and directed to accept service of process on behalf of the Retrocessionaire in any such suit and upon the request of the Company to give a written undertaking to the Company that the agent for service of process will enter a general appearance on behalf of the Retrocessionaire in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United State of America which make provision therefore, Retrocessionaires hereby designate the Superintendent, Commissioner or Director of Insurance or other officers specified for that purpose in the statute or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement and hereby designate the agent for service of


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process as the firm to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE XII - LOSS RESERVES

It is agreed that when the Company files with the Insurance Department or establishes reserves for claims covered hereunder, as required by law, the Contract Operator will forward to the Retrocessionaires a statement showing the proportion of such loss reserves which is applicable to Retrocessionaires. The Retrocessionaires hereby agree to comply with any and all terms or conditions required by governmental or other regulatory authorities necessary for the company to take annual statement reserve credit, including but not limited to furnishing security in such form as required and as acceptable to applicable governmental or other regulatory authorities including but not limited to cash or a clean irrevocable Letter of Credit delivered to the Company issued by any bank acceptable to the governmental or other regulatory authority having jurisdiction over the Company's loss reserves in an amount equal to Retrocessionaires' proportion of the loss reserves. The Company agrees to use and apply any amounts which it may draw upon such security for the following purposes only:

a. To pay the Retrocessionaires' share or to reimburse the Company for the Retrocessionaires' share of any liability under this Agreement.

b. To make refund of any sum which is in excess of the actual amount required to pay Retrocessionaires' share of any liability reinsured by this Agreement.

The designated bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to see that withdrawals are made only upon the order of properly authorized representatives of the Company.

ARTICLE XIII - CURRENCY

All payments made hereunder or pursuant to the Participation and Management Agreement shall be paid in U.S. Dollars.

ARTICLE XIV - ARBITRATION

If any dispute shall arise between the Reinsurer and the Retrocessionaire with reference to the interpretation of this Agreement or their rights with respect to any transaction involved, the dispute shall be referred to three arbitrators, one to be chosen by each party and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within thirty days after the receipt of written notice from the other party


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requesting it to do so, the requesting party may nominate two arbitrators, who shall choose the third. In the event that the two arbitrators are unable to agree upon the third arbitrator, each of them shall name three, of whom the other declines two, and the decision shall be made by drawing lots. Each party shall submit its case to the arbitrators within thirty days of the appointment of the arbitrators. The arbitrators shall be active or retired disinterested officers of insurance or reinsurance companies domiciled in the United States. The arbitrators shall consider this Agreement an honorable engagement rather than merely a legal obligation. They are relieved of all judicial formalities and may abstain from following the strict rules of law. However, the arbitrators shall have no authority to consider claims for or to award punitive or exemplary damages. The decision of a majority of the arbitrators in writing shall be final and binding on both the Reinsurer and the Retrocessionaire. The expense of the arbitrators and of the arbitration shall be equally divided between the Reinsurer and the Retrocessionaire. Any such arbitration shall take place in New York, New York unless some other location is mutually agreed upon by the Reinsurer, the Retrocessionaire, and the arbitrators.

ARTICLE XV - GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on the date listed below.


DUNCANSON & HOLT, INC.               TRENWICK AMERICA REINSURANCE
(American Accident                   CORPORATION
Reinsurance Group)


By:________________________          By:___________________________
        Mary Buono                             Paul Feldsher

Title:_____________________          Title:________________________
      Senior Vice President                Executive Vice President

Date:______________________          Date:_________________________


Place:_____________________          Place:________________________


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